Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150626) of Macrovision Solutions Corporation and in the Registration Statement (Form S-3 No. 333-138596) of Macrovision Corporation, and in the related Prospectuses of our report dated January 28, 2008, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and incorporated by reference in this Amendment No.1 to the Current Report (Form 8-K) of Macrovision Solutions Corporation.

/s/ Ernst & Young LLP

Los Angeles, California

May 7, 2008